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                                                                    EXHIBIT 10.1


                       SUPPLEMENTAL RETIREMENT INCOME PLAN

                 FOR SALARIED EMPLOYEES OF LADD FURNITURE, INC.


         The Supplemental Retirement Income Plan for Salaried Employees of LADD Furniture, Inc. (the "Plan") was originally adopted effective January 1, 1990. The Plan is established and maintained by LADD Furniture, Inc. for the purpose of providing benefits for certain of its salaried employees who participate in the Retirement Plan of the Salaried Employees of LADD Furniture, Inc. The Plan has been amended from time to time and is now amended and restated in its entirety.

         Accordingly, effective January 1, 1994, LADD Furniture, Inc. hereby adopts the Plan pursuant to the terms and provisions set forth below:

                                    ARTICLE I
                                   DEFINITIONS

         Wherever used herein the following terms shall have the meanings hereinafter set forth:

         1.1 "Average Final Compensation" means a Participant's average total compensation (including incentive pay and base salary) during the three consecutive Years of Service resulting in the highest such average. If a participant has less than three Years of Service, "Average Final Compensation" shall mean the Participant's average total compensation, computed on an annual basis, for all of his completed months of service as an Employee.

         Notwithstanding the above paragraph, Average Final Compensation for any Participant shall not be less than the average total compensation of the Participant during the two consecutive Years of Service prior to 1994 resulting in the highest such average.


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         1.2      "Change in Control" means the date on which the earlier
of the following Events occurs:

         (A) The acquisition by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 30% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock");

         (B) The merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than 80% of the Voting Stock of the surviving or resulting corporation;

         (C) The transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock; or

         (D) The election to the Board of Directors of the Company of three directors without the recommendation or approval of the incumbent Board of Directors of the Company.


         1.3 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

         1.4 "Committee" means the Compensation Committee of the Board of Directors of the Company.

         1.5 "Company" means LADD Furniture, Inc., a North Carolina corporation, or, to the extent provided in Section 8.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

         1.6 "Designated Beneficiary" means (a) for a Category One Participant, the Surviving Spouse; and (b) for a Category Two or Three Participant, the individual or entity designated by a Category Two or Category Three Participant to receive a Supplemental

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Survivor Benefit pursuant to Article IV. If a Category Two or Category Three
Participant does not designate a beneficiary in writing, his Designated Beneficiary shall be his surviving spouse, if any, or his estate.

         1.7 "Participant" means a salaried employee or former employee of the Company who is entitled to a nonforfeitable benefit from the Qualified Plan and who is eligible to participate in the Plan.

         1.8 "Plan" means the Supplemental Retirement Income Plan for salaried Employees of LADD Furniture, Inc.

         1.9 "Qualified Plan" means the amended and restated Retirement Plan of the Salaried Employees of LADD Furniture, Inc. established effective January 1, 1985, each predecessor, successor or replacement salaried employees' defined benefit retirement plan, and any other qualified retirement plan designated as a Qualified Plan by the Committee and set forth on Appendix A.

         1.10 "Qualified Plan Retirement Benefit" means the aggregate benefit payable to a Participant pursuant to the Qualified Plan and all annuities purchased for the Participant under the Qualified Plan (whether or not terminated) by reason of his termination of employment with the Company and all affiliates for any reason other than death.

         1.11 "Qualified Plan Survivor Benefit" means the aggregate benefit payable to the Surviving Spouse of a Participant pursuant to the Qualified Plan and all annuities purchased for the Participant under the Qualified Plan (whether or not terminated) in the event of the death of the Participant at any time prior to commencement of payment of his Qualified Plan Retirement Benefit.


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         1.12 "Supplemental Retirement Benefit" means the benefit payable to a
Participant pursuant to the Plan by reason of his termination of employment with the Company and all affiliates for any reason other than death.

         1.13 "Supplemental Survivor Benefit" means the benefit payable to a Designated Beneficiary pursuant to the Plan.

         1.14 "Surviving Spouse" means a person who is married to a Participant at the date of his death and for at least one year prior thereto.

         1.15 Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

                                   ARTICLE II
                                   ELIGIBILITY

         There are three categories of Participants in the Plan:

         (a) Category One: Category One Participants shall include all employees whose actual Qualified Retirement Plan Benefit is less than what it would have been under the Qualified Plan had the Qualified Retirement Plan Benefit been computed using the benefit formula and the salary in place on December 31, 1988, as set forth on Appendix B.

         (b) Category Two: Category Two Participants shall include certain executives of the Company who have contributed to the success of the Company in an extraordinary way, as designated by the Committee and set forth on Appendix C.


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         (c)      Category Three:  Category Three Participants shall
include new members of the management team, as designated by the Committee and set forth on Appendix D.

         A Participant shall be eligible to receive the Supplemental Retirement Benefit provided for in Article III. A Participant may receive a benefit under more than one category. The Surviving Spouse of a Participant who dies prior to complete payment of his Qualified Plan Retirement Benefit shall be eligible to receive a Supplemental Survivor Benefit provided for in Article IV.

         If an Employee who has previously been designated by the Committee as a Category II Participant or a Category III Participant ceases to serve the Company in an executive capacity that would normally result in the Employee being a Participant in the Plan, but the Employee remains employed by the Company, the Committee shall designate the Employee as an "Inactive Participant." The determination of whether a Category II Participant or a Category III Participant should be designated an Inactive Participant shall be made by the Committee in its sole discretion. Any Participant designated by the Committee as an Inactive Participant pursuant to this paragraph shall have his Supplemental Retirement Benefit and Supplemental Survivor Benefit provided for under the Plan computed in accordance with Articles III and IV and, particularly, Section 3.10 and Section 4.3.

                                   ARTICLE III
                         SUPPLEMENTAL RETIREMENT BENEFIT

         3.1 Category One Benefit Amount. The Supplemental Retirement Benefit payable to an eligible Category One Participant in the form of a straight life annuity over the lifetime of the Participant only, commencing on his Normal Retirement Date, shall be a monthly amount equal to the difference between (a) and (b) below:


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                  (a) the monthly amount of the Qualified Plan Retire ment
         Benefit to which the Participant would have been entitled under the Qualified Plan if such benefit was computed using the benefit formula and salary data in place on December 31, 1988

         LESS

                  (b) the monthly amount of the Qualified Plan Retirement Benefit actually payable to the Participant under the Qualified Plan.


         The amounts described in (a) and (b) shall be computed as of the date of termination of employment of the Participant with the Company and all affiliates in the form of a straight life annuity payable over the lifetime of the Participant only commencing on his Normal Retirement Date.

         3.2 Category Two Benefit Amount. The Supplemental Retirement Benefit payable to an eligible Category Two Participant in the form of a 10-year certain and life thereafter annuity commencing on his Normal Retirement Date, shall be a monthly amount equal to the difference between (a) and (b) below:

                  (a) two percent (2%) of Average Final Compensation, multiplied by a Participant's Years of Service [maximum
         25 years of service];

         LESS

                  (b)      the sum of a Participant's:

                           (i)       Qualified Plan Retirement Benefit;

                           (ii)      Primary Social Security benefit;

                           (iii)     Non-Qualified Deferred Compensation
                            Agreement benefit; and

                           (iv) Category One benefit received under this Plan.



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         The accrued benefit at any date of determination for a Category Two
Participant shall equal the benefit calculated as if the Participant had reached his Normal Retirement Date on the date of determination, multiplied by the ratio of the Participant's Years of Service at the date of determination to his Years of service at his Normal Retirement Date. Years of Service shall include all years of employment with the Company or with a predecessor employer who is acquired by the Company and shall include a fraction of a year for each month worked.

         3.3 Category Three Amount. The Supplemental Retirement Benefit payable to a Category Three Participant shall be determined by the Committee and shall be set forth in an Appendix added to this document by the Committee.

         3.4 Form of Benefit. (a) Category One. The Supplemental Retirement Benefit payable to a Category One Participant shall be paid in the same form as the Qualified Plan Retirement Benefit is payable to the Participant. A Category One Participant's election under the Qualified Plan of any optional form of payment of his Qualified Plan Retirement Benefit (with the valid consent of his Surviving Spouse where required under the Qualified Plan) shall also be applicable to the payment of his Supplemental Retirement Benefit.

         (b) Category Two. The Supplemental Retirement Benefit payable to a Category Two Participant shall be paid in the form of a 10-year certain annuity. A Category Two Participant and the Company may mutually agree to an alternate method of payment prior to when the Participant becomes entitled to receive a Supplemental Retirement Benefit.

         (c) Category Three. The Supplemental Retirement Benefit pay able to a Category Three Participant shall be paid in the form mutually agreed to by a Participant and the Company on a date prior

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to when the Participant becomes entitled to receive a Supplemental Retirement
Benefit. If a Category Three Participant does not make this election in a timely manner, his Supplemental Retirement Benefit shall be paid in the same form as his Qualified Plan Retirement Benefit.

         3.5 Commencement of Benefit. (a) Category One. Payment of the Supplemental Retirement Benefit to a Category One Participant shall commence on the same date as when payment of his Qualified Plan Retirement Benefit commences. Any election under the Qualified Plan made by the Participant with respect to the commencement of payment of his Qualified Plan Retirement Benefit shall also be applicable with respect to the commencement of payment of his Sup plemental Retirement Benefit.

         (b) Category Two and Category Three. Payment of the Supplemental Retirement Benefit to a Category Two or Category Three Participant shall commence on the date elected by such a Participant; provided, however, that such election must be made prior to the date the Participant becomes entitled to receive a Supplemental Retirement Benefit. If a Category Two or Category Three Partici pant does not make this election in a timely manner, his Supplemental Retirement Benefit shall commence on the same date as payment of his Qualified Plan Retirement Benefit commences.

         3.6 Early Retirement. A Category Two or Category Three Participant who terminates employment after attaining age 55 may elect for his benefit under the Plan to begin within a reasonable period of time following his termination of employment, subject to Section 3.8. Any such early retirement benefit shall be the Actuarial Equivalent of the Supplemental Retirement Benefit accrued at the date of termination of employment.

         3.7 Disability Retirement. If a Participant suffers disability, he may retire and may elect for his benefit under the Plan

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to begin within a reasonable period of time following the date of his disability, retirement, subject to Section 3.8. The determination of whether a Participant is disabled shall be made by the Committee in its sole discretion. Any such disability retirement bene fit shall be the Actuarial Equivalent of the Supplemental Retirement Benefit accrued at the date of termination of employment.

         3.8 Approval of Company. Notwithstanding the provisions of Sections 3.4, 3.5, 3.6 and 3.7 above, an election made by the Participant under the Qualified Plan with respect to the form of payment of his Qualified Plan Retirement Benefit (with the valid consent of his Surviving Spouse where required under the Qualified Plan), or the date for commencement of payment thereof, shall not be effective with respect to the form of payment or date for commencement of payment of his Supplemental Retirement Benefit hereunder unless such election is expressly approved in writing by the Company. If the Company shall not approve such election in writing, then the form of payment or date for commencement of payment of the Participant's Supplemental Retirement Benefit shall be selected by the Company in its sole discretion.

         3.9 Actuarial Equivalent. A Supplemental Retirement Benefit which is payable (a) to a Category One Participant in a form other than a straight life annuity over the lifetime of the Participant, or (b) to a Category Two Participant in any form other than a 10-year certain annuity; or which commences at any time prior to the Participant's Normal Retirement Date, shall be the Actuarial Equivalent of the Supplemental Retirement Benefit set forth in Sections 3.1, 3.2 and 3.3 above as determined by the same actuarial adjustments as those specified in the Qualified Plan with respect to determination of the amount of the Qualified Plan Retirement Benefit on the date for commencement of payment hereunder.


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         3.10 Inactive Participants. If a Category II Participant or a Category
III Participant is designated as an Inactive Participant by the Committee pursuant to Article II, such Participant shall cease to accrue additional benefits under the Plan. The Supplemental Retirement Benefit for an Inactive Participant shall be computed based on the Years of Service credited to such Participant as of the date he became an Inactive Participant. An Inactive Participant shall continue to be subject to all of the remaining provisions of the Plan, including, without limitation, the vesting provisions of Article V.

                                   ARTICLE IV
                          SUPPLEMENTAL SURVIVOR BENEFIT

         4.1 Amount. If a Participant dies prior to commencement of payment of his Qualified Plan Retirement Benefit under circum stances in which a Qualified Plan Survivor Benefit is payable to his beneficiary, then a Supplemental Survivor Benefit is payable to his Designated Beneficiary as hereinafter provided. The monthly amount of the Supplemental Survivor Benefit payable to a Designated Beneficiary shall be as follows:

                  (a) Category One Benefit: 50% of the Supplemental Retirement Benefit accrued at the date of death shall be payable to the Surviving Spouse as a Supplemental Survivor Benefit for the life of the Surviving Spouse, reduced by the actuarial reduction factor used in determining the Qualified Joint and Survivor Annuity under the Qualified Plan.

                  (b)      Category Two Benefit:

                           (i) Preretirement Survivor Benefit. If a Category Two
                  Participant dies prior to the com mence ment of Supplemental Retirement Benefit pay ments, his Designated Beneficiary shall be entitled to receive a Supplemental Survivor Benefit equal to 100% of the Supplemental Retirement Benefit accrued at the date of death.


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                           (ii)      Post-retirement Survivor Benefit.  If a
                  Category Two Participant dies after the commence-ment of Supplemental Retirement Benefit payments, his Designated Beneficiary shall be entitled to receive a Supplemental Survivor Benefit equal to 100% of the Supplemental Retirement Benefit accrued at retirement less the amount of the Supplemental Retirement Benefit already paid to the Category Two Participant.

                  (c) Category Three Benefit: Determined on an indi-vidual basis by the Committee.


         4.2 Form and Commencement of Benefit. (a) Category One. The Supplemental Survivor Benefit shall normally be payable over the lifetime of the Surviving Spouse in monthly installments commencing on the date for commencement of payment of the Qualified Plan Survivor Benefit to the Surviving Spouse and terminating on the date of the last payment of the Qualified Plan Survivor Benefit made before the Surviving Spouse's death.

         (b) Category Two and Category Three. The Supplemental Survivor Benefit shall be paid in the form of a 10-year certain annuity; provided, however, a Designated Beneficiary may request payment in a different form and the Committee shall have complete discretion to grant such request, as long as the amount of payment does not exceed the Actuarial Equivalent of the benefit owed the Surviving Spouse.

         4.3 Inactive Participants. The Supplemental Survivor Benefit for a Participant who has been designated an Inactive Participant by the Committee pursuant to Article II shall be computed based on the Years of Service credited to such Participant as of the date he became an Inactive Participant. An Inactive Participant shall continue to be subject to all of the remaining provisions of the Plan, including, without limitation, the vesting provisions of
Article V.


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                                    ARTICLE V
                                     VESTING

         5.1 Category One. A Category One Participant shall become vested in his Supplemental Retirement Benefit upon completion of 10 Years of Service.

         5.2 Category Two. A Category Two Participant shall become vested in his Supplemental Retirement Benefit upon completion of 10 Years of Service and attainment of age 55.

         5.3 Category Three. A Category Three Participant shall become vested in his Supplemental Retirement Benefit in accordance with the vesting schedule established by the Committee at the time the individual becomes a Participant in the Plan.

         5.4 Vesting Upon Change in Control. Notwithstanding the other provisions of this Article V, all Participants shall become
100% vested upon a Change in Control.

                                   ARTICLE VI
                           ADMINISTRATION OF THE PLAN

         6.1 Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

         6.2 General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

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                                   ARTICLE VII
                            AMENDMENT OR TERMINATION

         7.1 Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

         7.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any Supplemental Retirement Benefit or Supplemental Survivor Benefit payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.

         7.3 Effect of Change in Control. If a Change in Control occurs and the Plan is not expressly continued by formal action of the Board of Directors of the transferee, successor or purchaser, all benefits accrued under the Plan shall become immediately due and payable.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         8.1 Funding. The Plan at all times shall be entirely unfunded as such term is defined for purposes of the Employee Retirement Income Security Act ("ERISA"). The Committee may, however, in its sole discretion at any time make provision for segregating assets of the Company for payment of any benefits her under and establishing a trust to hold such assets. No Participant, Surviving Spouse or any other person shall have any interest in any

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particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Surviving Spouse or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

         8.2 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Retirement Benefit or a Qualified Plan Survivor Benefit shall also be applicable to a Supplemental Retire ment Benefit or a Supplemental Survivor Benefit payable hereunder. Any Qualified Plan Retirement Benefit or Qualified Plan Survivor Benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

         8.3 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

         8.4 No Enlargement of Employee Rights. No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

         8.5 Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or

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entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         8.6 Arbitration of Disputes. Any controversy or claim arising out of, or in any way relating to this Plan shall be settled by arbitration in the city of High Point, North Carolina, in accordance with the rules then in force of the American Arbitration Association.

         8.7 Small Benefits. If the actuarial value of any Supplemental Retirement Benefit or Supplemental Survivor Benefit is less than $3,500, the Company may pay the actuarial value of such Benefit to the Participant or Surviving Spouse in a single lump sum in lieu of any further benefit payments hereunder.

         8.8 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

         8.9 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the

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transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Sections 7.2 and 7.3.

         8.10 Unclaimed Benefit. Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Company shall not be obligated to search for the where abouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant's Supplemental Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person and such benefit shall be irrevocable forfeited.

         8.11 Discharge of Obligations. Any payment made under this Plan in good faith by the Company shall completely discharge the Company of any liability to any other individual who asserts a claim to such payment.

         8.12 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

         8.13 Applicable Law. The Plan shall be construed and administered under the laws of the State of North Carolina.


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         IN WITNESS WHEREOF, this Plan has been executed this the _____ day of
__________________, 19___.

                                   LADD FURNITURE, INC.



                                   By:_________________________________
                                      Chairman of the Board and
                                      Chief Executive Officer

ATTEST:

----------------------------
Secretary

[CORPORATE SEAL]


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                                   APPENDIX A

                             LIST OF QUALIFIED PLANS


1.       Retirement Plan for Salaried Employees of LADD Furniture, Inc.

2.       Retirement Plan for Salaried Employees of Sperry & Hutchinson
         Furniture, Inc.

3.       Retirement Plan for Employees of Pennsylvania House, Inc.

4.       Retirement Plan for Salaried Employees of Brown Jordan Company






Effective Date:  June 23, 1994


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